EXHIBIT 21


                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.

                                  SUBSIDIARIES

Name of Subsidiary              State of Incorporation       Trade Name, if any
------------------              ----------------------       ------------------

WCH, Inc.                              Minnesota             We Care Hair
We Care Hair Realty, Inc.              Delaware              none
Hair Performers International, Inc.    Minnesota             The Hair Performers
CLS International, Inc.                Minnesota             City Looks Salons
                                                              International
The Barbers Export, Inc.               Minnesota             The Barbers
CL Moscow Partners, LLP*               Minnesota*            none

*The Barbers, Hairstyling for Men & Women, Inc. owns 70% of this Limited Liability Partnership.